Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Regulus Therapeutics Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2019 Equity Incentive Plan	457(h)(1)	842,013 shares (2)	$1.355 (5)	$1,140,927.62	$0.0001102	$125.73

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2022 Employee Stock Purchase Plan	457(h)(1)	50,000 shares (3)	$1.355 (5)	$67,750.00	$0.0001102	$7.47

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2021 Inducement Plan	457(h)(1)	340,000 shares (4)	$1.355 (5)	$460,700.00	$0.0001102	$50.77

Total Offering Amounts			1,232,013 shares		$1,669,377.62		$183.97

Total Fee Offsets							$0.00

Net Fee Due							$183.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Regulus Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), 2022 Employee Stock Purchase Plan (the “2022 ESPP”) and 2021 Inducement Plan (the “2021 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 EIP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2019 EIP. Pursuant to such provision, on January 1st of each year from 2021 through 2029, the number of shares authorized for issuance under the 2019 EIP is automatically increased by: (a) a number equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year; or (b) a number determined by the Registrant’s board of directors that is less than the amount set forth in the foregoing clause (a).

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2022 ESPP. Pursuant to such provision, on January 1st of each year from 2023 until (and including) 2032, the number of shares authorized for issuance under the 2022 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year; (b) 50,000 shares of Common Stock (which number has been adjusted to give effect to the 1-for-10 reverse stock split of the Common Stock, effected on June 28, 2022); and (c) a number determined by the Registrant’s board of directors that is less than the amounts set forth in the foregoing clauses (a) and (b).

(4)	Represents shares of Common Stock that were added to the 2021 Inducement Plan by the Registrant’s board of directors on December 6, 2022.
(5)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 4, 2023, as reported on the Nasdaq Capital Market.